Exhibit 1.1
AGNC INVESTMENT CORP.
SHARES OF COMMON STOCK
($0.01 PAR VALUE PER SHARE)

AMENDMENT NO. 2 TO
SALES AGREEMENT
October 25, 2024
[NAME OF AGENT]
[ADDRESS OF AGENT]

Ladies and Gentlemen:
This Amendment No. 2 (this “Amendment”) to the Sales Agreement (as defined below) is entered into as of the date first written above (the “Effective Date”) by AGNC Investment Corp., a Delaware corporation (the “Company”), and [●] (the “Agent”), in order to amend that certain Sales Agreement, dated October 12, 2023, as amended by that certain Amendment No. 1 to Sales Agreement, dated May 9, 2024 (the “Sales Agreement”), relating to the offer and sale of shares of the Company’s common stock, par value $0.01 per share, having an aggregate offering price of up to $1,250,000,000 (the “Shares”) from time to time through the Agent, acting as agent and/or principal.
The parties wish to amend the Sales Agreement through this Amendment to increase the aggregate offering price of Shares that may be sold by the Company under the Sales Agreement and the Alternative Sales Agreements and to revise certain other provisions of the Sales Agreement. The Company has also entered into separate amendments to the Alternative Sales Agreements, dated as of the Effective Date, with each of the Alternative Agents.
Section 1.Definitions. Unless otherwise specified herein, capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned to such terms in the Sales Agreement.
Section 2.Representation and Warranty. The Company represents and warrants to the Agent that this Amendment has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company.
Section 3.Amendments to the Sales Agreement.
(a)On and after the Effective Date, the reference to “$1,250,000,000” in Section 1 of the Sales Agreement shall be struck and replaced with “1,500,000,000” and $1,500,000,000 shall remain available as the aggregate offering price of Shares that may be sold by the Company under the Sales Agreement and the Alternative Sales Agreements, after giving effect to any prior issuances before the Effective Date.

(b)On and after the Effective Date, Section 3 of the Sales Agreement shall be struck in its entirety and replaced with the following:
“3. Sale of Placement Shares by the Agent. Subject to the terms and conditions herein set forth, during an Active Placement Notice Period, the Agent will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the Nasdaq Stock Market LLC and the Nasdaq Global Select Market (“Nasdaq”) to sell such Placement Shares up to the amount specified, and otherwise in accordance with the terms of such Placement Notice; provided, however, that, except in the case of a block sale transaction to be executed after 4:00 p.m. New York City time, such sales are only permitted to be executed between 9:30 a.m. New York City time and 4:00 p.m. New York City time. The Agent will provide written confirmation to the Company (including by e-mail correspondence to each of the individuals of the Company set forth on Schedule 2 hereto) no later than the opening of the Trading Day (as defined below) immediately following the Trading Day on which it has made sales of Placement Shares hereunder setting forth the number of Placement Shares sold on such day, the compensation payable by the Company to the Agent pursuant to Section 2 of this Agreement with respect to such sales, and the Net Proceeds (as defined below) payable to the Company, with an itemization of the deductions made by the Agent (as set forth in Section 5(a) of this Agreement) from the gross proceeds that it receives from such sales. The Agent may sell Placement Shares by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) of the Securities Act, including without limitation sales made directly on Nasdaq or on any other existing trading market for the Common Stock. Subject to the terms of the Placement Notice, the Agent may also sell Placement Shares by any other method permitted by law, including, but not limited to, in negotiated transactions, as shall be agreed by the Company and the Agent. The Company acknowledges and agrees that (i) there can be no assurance that the Agent will be successful in selling Placement Shares, (ii) the Agent will incur no liability or obligation to the Company or any other person or entity if it does not sell Placement Shares for any reason other than a failure by the Agent to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Placement Shares as required under this Section 3 and (iii) the Agent shall be under no obligation to purchase Shares on a principal basis pursuant to this Agreement, except as otherwise agreed by the Agent in the Placement Notice. For the purposes hereof, “Trading Day” means any day on which the Common Stock is purchased and sold on the principal market on which the Common Stock is listed or quoted. For the purposes hereof, “Active Placement Notice Period” means the period of time commencing upon the earliest time specified in connection with a Placement Notice and ending upon the earlier of (i) the latest time specified in connection with such Placement Notice and (ii) the time that the sale of the Placement Shares described in such Placement

Notice has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement.”
(c)On and after the Effective Date, Section 5(d) of the Sales Agreement shall be struck in its entirety and replaced with the following:
“(d) One Agent. The Company agrees that there shall be only one Active Placement Notice Period effective at any time under this Agreement and the Alternative Sales Agreements.”
(d)All references to the Sales Agreement or in any other document executed or delivered in connection therewith shall, from the date hereof, be deemed a reference to the Sales Agreement as amended by this Amendment. Notwithstanding anything to the contrary contained herein, this Amendment shall not have any effect on offerings or sales of Shares prior to the Effective Date or on the terms of the Sales Agreement, and the rights and obligations of the parties thereunder, insofar as they relate to such offerings or sales, including, without limitation, the representations, warranties and agreements (including the indemnification and contribution provisions), as well as the definitions of “Registration Statement,” “Base Prospectus,” “Prospectus Supplement” and “Prospectus” contained in the Sales Agreement prior to the Effective Date.
Section 4.Applicable Law. This Amendment and any claim, controversy or dispute arising hereunder or related hereto shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its choice of law provisions.
Section 5.Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
Section 6.Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Amendment. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
[Signature Pages Follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement by and between the Agent and the Company in accordance with its terms.
Very truly yours,
AGNC INVESTMENT CORP.
By:    /s/ Bernice Bell
Name:    Bernice Bell
Title:    Executive Vice President and
Chief Financial Officer

Accepted as of the date hereof:
[●]
By:
Name:
Title: